Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22 Clinton, NJ 08809 800 618-BANK www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

September 22, 2003

News Media & Financial Analyst Contact:

James A. Hughes, EVP

Chief Financial Officer

(908) 713-4306

Unity Bancorp Declares Cash Dividend

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, announces that its Board of Directors has declared a cash dividend of $0.03 per common share.  Such dividend is payable on October 31, 2003, to shareholders of record as of October 15, 2003.

“As we have continued to improve on the core earnings of the Bank, it is now time to resume the payment of a cash dividend,” said Unity President and Chief Executive Officer, Anthony J. Feraro.  “The Board will consider future dividends on a regular and recurring basis as earnings growth continues.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $460 million in assets and $400 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through 12 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release may contain certain forward-looking statements; either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.